EXHIBIT 21
OLD NATIONAL BANCORP
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2007

Name of Subsidiary	Jurisdiction of Incorporation	Business Name of Subsidiary

Old National Bank	United States of America	Old National Bank

Old National Realty Company, Inc.	Indiana	Old National Realty Company, Inc.

ONB Insurance Group, Inc.	Indiana	Old National Insurance

ONB Finance, Inc.	Indiana	ONB Finance, Inc.

American National Trust & Investment Management Corp	United States of America	Old National Trust Company